Exhibit 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this “Agreement”) is made and entered into as of May 31, 2017 by and between ASTRAZENECA PHARMACEUTICALS LP, a Delaware limited partnership (“Landlord”) and CERULEAN PHARMA INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord and Tenant entered into that certain Lease dated as of July 9, 2015 as amended by First Amendment of Lease dated March 29, 2017 (collectively, the “Lease”) for certain premises consisting of 12,147 square feet of rentable office space located on Level 2 of Building D (the “D2 Space”) and 9,092 square feet of rentable laboratory space located on Level 3 of Building C (the “C3 Space”, and collectively with the D2 Space, the “Premises”) at 35 Gatehouse Drive, Waltham, Massachusetts; and

B. Tenant desires to terminate the Lease prior to the date set forth in the Lease, and Landlord is willing to terminate the Lease upon the terms and conditions set forth in this Agreement; and

C. All capitalized terms used herein but not defined shall have the meanings assigned to them in the Lease.

AGREEMENTS:

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Termination of Lease; Surrender.

(a) Subject to the condition precedent that Tenant shall have met all Termination Conditions (defined below) on or prior to May 31, 2017, the Lease shall be deemed terminated (the “Termination”) effective as of 5:00 p.m. on May 31, 2017 (the “Termination Date”), as if the Termination Date was the date originally set forth in the Lease for expiration of the term of the Lease. Effective as of the Termination Date, Tenant shall have no further rights to use or occupy the Premises or, except as otherwise expressly set forth in this Agreement, rights or obligations with respect to the Premises or the Lease. Landlord acknowledges that Tenant has simultaneously herewith vacated and surrendered the Premises in the condition required under the Lease including requirements as to decommissioning of the Premises and Landlord has accepted the condition of the Premises.

(b) On or prior to May 31, 2017, (i) Tenant shall pay to Landlord a non-refundable early termination fee of $427,240.68 (the “Termination Fee”) in immediately available funds and (ii) Tenant shall pay to Landlord all amounts accrued under the Lease through and including the Termination Date (including without limitation all Additional Rent) as if the Termination Date set forth herein was the date originally designated as the Termination Date of the Lease ((i) and (ii) being referred to herein as the “Termination Conditions”).

(c) In the event Tenant fails to satisfy the Termination Conditions on or before the Termination Date, the Lease shall, at Landlord’s sole option, remain in full force and effect, and the Termination Fee shall be applied first to all past-due Rent existing on June 1, 2017 and second as a credit to Rent next due and owing until fully expended.

(d) Tenant shall indemnify and hold Landlord harmless from any and all damages, losses or claims incurred by or asserted against Landlord arising from the failure of Tenant to (i) timely vacate the Premises on the Termination Date and/or (ii) surrender the Premises on the Termination Date in the condition required under the Lease. The foregoing indemnity is in addition to, and not in lieu of, such other indemnities of Tenant set forth in the Lease.

(e) Landlord shall, within five (5) business days following Tenant’s satisfaction of the Termination Conditions, return to Tenant the Letter of Credit held as the Security Deposit.

(f) Except for the surviving obligations detailed in Section 2 of this Agreement, upon satisfaction of the Termination Conditions, as of the Termination Date: (i) Tenant releases, acquits and forever discharges Landlord, and Landlord’s members, officers, directors, agents, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to the Lease and (ii) Landlord releases, acquits and forever discharges Tenant, and Tenant’s members, officers, directors, agents, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to the Lease.

2. Surviving Obligations.

(a) Notwithstanding any provisions herein or in the Lease to the contrary, those obligations of Tenant which are expressly specified in the Lease to survive the expiration or earlier termination of the Lease shall survive the Termination of the Lease.

(b) Notwithstanding any provisions herein or in the Lease to the contrary, those obligations of Landlord which are expressly specified in the Lease to survive the expiration or earlier termination of the Lease shall survive the Termination of the Lease.

(c) Notwithstanding the foregoing provisions 2(a) and 2(b), Landlord shall have no rights of readjustment with respect to Operating Cost Escalation or Tax Escalation under the Lease and Tenant shall have no rights of audit with respect to such Operating Cost Escalation or Tax Escalation under the Lease. In addition, the Termination Fee shall be deemed to be inclusive of all utility reimbursements due from Tenant for the month of May, 2017. Meaning and intending that all payments of utilities, Operating Cost Escalation and Tax Escalation made through May 31, 2017 shall constitute the total payments for such expenses required of Tenant, Landlord shall have no right to payment for any underpayment of such amounts, and Tenant shall have no right to any credit with respect to any overpayment of such amounts.

(d) Without any obligation to do so and subject to the terms of this section (d), Tenant may continue to use 35 Gatehouse Drive as its mailing address through the earlier of its completion of a corporate combination with a third party or July 28, 2017. During such time, Tenant may collect at the front security desk on Fridays at 3:00 p.m. any mail addressed to Tenant and delivered to 35 Gatehouse Drive. Landlord reserves the right to rescind this accommodation and return any such mail to sender if at any time the volume of mail received is more than approximately 50 pieces per week and/or if Tenant fails to timely retrieve mail held. This accommodation by Landlord shall not constitute a right to use the Premises, nor a lease, license or other occupancy right, and Tenant hereby waives any claims against Landlord with respect thereto and shall indemnify Landlord for any claims by third parties with respect thereto.

3. No Brokers. Landlord and Tenant each represents to the other that neither has dealt with any broker in connection with the early termination of the Lease. Tenant and Landlord each agree to indemnify and hold the other harmless from and against any liability, loss, cost, damage or expense, including attorneys’ fees and court costs resulting from a breach of the above warranty and representation. The provisions of this paragraph shall survive the termination of the Lease.

4. Entire Agreement. This Agreement contains all of the agreements of the parties hereto with respect to the subject matter hereof and no prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose. No provision of this Agreement may be amended except by an express agreement in writing signed by the parties hereto or their respective successors in interest. Except as is expressly modified or amended herein, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

5. Authority. Landlord and Tenant each represents and warrants to the other that (i) it has full right, power and authority to execute and deliver this Agreement, (ii) it has obtained all consents, waivers and other authorizations required under their respective organizational documents and (iii) no third-party consent is required with respect to such party’s entering into this Agreement.

6. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

7. Invalidity. If any covenant, condition, or provision herein contained is held to be invalid by final judgment of any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not in any way affect any other covenant, condition, or provision herein contained.

8. Bind and Inure; Governing Law. This Agreement shall be binding upon, and shall inure to the benefit of, Landlord and Tenant, and their respective successors and assigns. In the event of a conflict between the terms and provisions of this Agreement and those contained in the Lease, the terms and provisions of this Agreement shall control. Landlord and Tenant agree that any legal action commenced to interpret or enforce this Agreement, or otherwise arising out of this Agreement, shall be maintained in the courts of the Commonwealth of Massachusetts. This Agreement and the rights and duties of the parties hereto shall be controlled by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

9. Facsimile and PDF Signatures. A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

[THE REMAINDER OF THIS DOCUMENT IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease Termination Agreement as of the day and year first above written.

LANDLORD:	ASTRAZENECA PHARMACEUTICALS LP, a Delaware limited partnership

By:
Name:
Title:

TENANT:	CERULEAN PHARMA INC., a Delaware corporation

By:
Name:
Title: